Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES RESIGNATION

OF CHIEF MERCHANDISE OFFICER, WET SEAL DIVISION

FOOTHILL RANCH, CA, May 8, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that Dyan Jozwick, chief merchandise officer for its Wet Seal division, has resigned from the Company to pursue other professional interests. Ms. Jozwick will remain with the Company through May 30, 2008, to assist with transition of her responsibilities.

Ed Thomas, chief executive officer for The Wet Seal, Inc., commented: “I would like to thank Dyan for her two years of stewardship over Wet Seal merchandising. Under her leadership, Wet Seal built upon the successful merchandising turnaround of that division that occurred in 2005. We wish Dyan all the best in the future.”

Mr. Thomas continued: “At Wet Seal, we have a strong, fast-fashion merchandising team that was built over the past several years by various merchant leaders, and the merchandising strategy is substantially complete for the upcoming back-to-school season. During our search for a new Wet Seal chief merchant, I will take a more active role in the oversight of that organization.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 3, 2008, the Company operated a total of 496 stores in 47 states, the District of Columbia and Puerto Rico, including 401 Wet Seal stores and 95 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.